Exhibit 5.1

330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
November 1, 2024	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
Harmony Biosciences Holdings, Inc.	Houston	Tel Aviv
630 W. Germantown Pike, Suite 215	London	Tokyo
Plymouth Meeting, PA 19462	Los Angeles	Washington, D.C.
Madrid

Re:	Registration Statement No. 333-260905 9,200,000 Shares of Common Stock

To the addressees set forth above:

We have acted as special counsel to Harmony Biosciences Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale by certain shareholders of the Company (the “Selling Shareholders”) of up to 9,200,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2021 (Registration No. 333-260905) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated November 9, 2021, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement dated October 29, 2024, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a final prospectus supplement, dated October 30, 2024, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and are being offered pursuant to an underwriting agreement, dated October 30, 2024 (the “Underwriting Agreement”), among the Company, the Selling Shareholders and the underwriter named therein.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the sale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws.

November 1, 2024 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated November 1, 2024, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP